Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Blaize Holdings Inc. on Amendment No. 1 to Form S-1 of our report on the financial statements of BurTech Acquisition Corp. and Subsidiary (the “Company”) dated May 7, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2023 and 2022 and for the two years in the period ended December 31, 2023, which is part of this Registration Statement. On January 13, 2025 we were informed by the Company that we would be replaced by UHY following the completion of our audit for the year ended December 31, 2024. We also consent to the reference to our Firm under the heading “Experts” in such Registration Statement.

/s/ Marcum LLP

Marcum LLP

New York, NY

February 7, 2025